                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the use in this Registration Statement of Vari-Lite International, Inc. and Subsidiaries on Form S-1 of our report dated November 22, 1996 (October , 1997, as to the first paragraph of Note F) on the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus, which is part of this Registration Statement.

Dallas, Texas
October  , 1997

                              -------------------

    The consolidated financial statements of Vari-Lite International, Inc. and Subsidiaries appearing in the above Prospectus are presented to give effect to the Company's reincorporation in Delaware and the Company's recapitalization, in which the shares of Class A and Class B Common Stock will be converted into shares of the Company's new common stock and a class of preferred stock will be authorized, as described in Note F to the consolidated financial statements. On the effective date of the Registration Statement, the above consent is in the form that we will sign upon the effectiveness of such events assuming that, from November 22, 1996 to the effective date of such events, no other material events have occurred which would affect the consolidated financial statements and notes thereto.

Deloitte & Touche LLP
Dallas, Texas
August 13, 1997